Exhibit 99.1

Enveric Biosciences Reports Positive Results from Preclinical Studies Supporting Metabolic Profile of Lead Candidate EB-373

Absorption, distribution, metabolism, and excretion (ADME) and toxicology assays demonstrated rapid conversion of EB-373 to the active metabolite psilocin, consistent with previously reported animal pharmacokinetic (PK) studies

CAMBRIDGE, Mass., July 24, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced successful completion of preclinical ADME and toxicology studies conforming to earlier positive results from PK animal studies and supportive of Enveric’s clinical design objectives for reduced overall side effects and shorter duration of hallucinatory effect for its lead candidate EB-373.

The in vitro assays using liver extracts derived from human, dog, rat, and mouse models demonstrated efficient conversion of EB-373 to active metabolite psilocin, with consistent results across all species. Preclinical results for EB-373 have consistently shown rapid achievement of peak psilocin concentration in the blood at levels >95% that of the parent prodrug, indicating the almost complete conversion of EB-373 to psilocin by the liver.

The in vitro results align with prior results in animal studies that demonstrated faster onset of acute peak neuroactive effects.

“These ADME and toxicology data help us further understand and confirm our molecular design success, as we seek to harness the neuroplastogenic properties of psilocin while offering a potential treatment that better controls the hallucinatory effects in humans,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “With these in vitro analyses, in addition to our animal PK studies, we are building a robust pharmaceutical profile as we progress EB-373 to human testing in clinical trials.”

“We are increasingly confident that EB-373 has the potential to be well tolerated with a side effect profile that improves on psilocybin,” added Dr. Tucker. “Evident in its emerging PK parameters and safety profile, EB-373 appears to have realized the desirable properties of being rapidly converted to the active metabolite psilocin, followed by rapid elimination from the body, allowing for a potentially significant reduction in the overall length of the hallucinatory experience, and resulting in an improved therapeutic option for patients.”

Enveric intends to present thorough analyses of preclinical ADME and toxicology studies for EB-373 at a future scientific conference.

About EB-373

Enveric’s lead drug candidate, EB-373, is a New Chemical Entity (NCE), designed as a next-generation proprietary psilocin prodrug and developed leveraging the company’s Psybrary™ drug discovery platform to target anxiety disorders. In preclinical studies, EB-373 displayed efficient prodrug parameters, demonstrating rapid and complete generation of psilocin both in vitro and when orally administered. Mice treated with EB-373 demonstrate dose-dependent induction of head twitch response characteristic of psilocin. In the Marble Burying Test, an animal behavioral model of anxiety, EB-373 was able to promptly rescue the enhanced rate of marble burying observed in chronically stressed mice, in line with the control baseline behavior and with long-term anxiolytic benefits lasting the length of the study, 7 days post-dose.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,”“ expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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